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                                                                   EXHIBIT 10.12

Ref CJM/NW



4 June 2003


Nigel Wheeler
President and CEO


Private and Confidential



Dear Nigel

Following our recent discussions I am pleased to confirm that the Board of Directors would like you to continue as an Executive Director on the Board of Trikon Technologies Inc. in the new position of Vice Chairman. Until the 30th June 2003, while you ensure a smooth transition with Dr Kiwan, you will continue on your present salary. Thereafter you will receive (pound)60, 000 pa, paid monthly, for acting as Vice Chairman and providing consultancy services to the Board of Directors for a period of two years. The terms of employment as Vice Chairman are outlined below.


     1. You will remain a Board Member of Trikon Technologies Inc., in the position of Vice Chairman.

     2. We would like you to work for the Board of Directors on a consultancy basis. This should take up approximately two days per month, when required. In addition to your Executive Director's salary, you will retain your company car, fuel benefit, home telephone benefit, family private health care insurance, and life assurance at four times annual salary. As the company has already paid the premium, you will receive life assurance based upon your existing salary until the policy renewal date, March 2004. Thereafter, your life assurance will be based upon your new, lower, salary. Widows and orphans pension insurance will also continue, based upon your existing salary, until March 2004.

          Either party can terminate this arrangement by giving 3 months prior notice.


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     3.   Whilst remaining a Board member of Trikon Technologies Inc., or whilst acting as a consultant to the Board, you shall not
          (a)  Be involved in the start-up of a directly competitive business
               Or
          (b)  Accept a position with a directly competitive business
               Or
          (c)  Act as a consultant to a directly competitive business

     A competitive business is defined as one that sells or supplies products or services similar to those available from Trikon Technologies, i.e. products sold using chemical vapour deposition, physical vapour deposition, or etch processes.



     4. Your existing stock options will continue and you will be granted a further 50,000 stock options immediately. If, for your own reasons, you decide to resign from all your offices with Trikon Technologies but continue to serve the company as a director or consultant, there will be no termination of employment with respect to your existing share options as long as you remain a director or consultant to Trikon Technologies.

          If the company serves you notice of termination of employment, the Board will accelerate the vesting of all your share options so that you are able to exercise all your share options. Additionally, if during your notice of termination of employment there is no window for you to trade your share options, the company will continue to employ you as a consultant until such a time that you are able to trade the share options.

This agreement supersedes any existing agreement or contract relating to your employment by the company.

Once again, thank you for your efforts on behalf of Trikon Technologies.



Yours sincerely



C.D. Dobson
Chairman



I accept the above conditions of service.


---------------------------------
A.N. Wheeler
Date_____________________________